Exhibit 4.1

EXECUTION VERSION

REGISTRATION RIGHTS AGREEMENT

dated as of July 16, 2015

between

ENTERCOM COMMUNICATIONS CORP.

and

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is dated as of July 16, 2015 between Entercom Communications Corp. a Pennsylvania corporation (the “Company”), and The Lincoln National Life Insurance Company, an Indiana corporation (the “Investor”).

RECITALS

WHEREAS, pursuant to that certain Amended and Restated Stock Purchase Agreement, dated as of July 10, 2015 (the “Purchase Agreement”), by and among the Investor, Entercom Radio, LLC and the Company, the Company has issued to the Investor shares of Series A Cumulative Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), which three (3) years after issuance will become convertible into shares of Class A Common Stock, par value $0.01 per share, of the Company (the “Shares”) and has agreed to enter into this Agreement to provide the Investor with certain registration rights in respect of such Shares; and

WHEREAS, the parties hereto hereby desire to set forth the Company’s obligations to cause the registration of the Registrable Securities (as defined below) pursuant to the Securities Act (as defined below) and applicable state securities laws.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Definitions and Usage.

As used in this Agreement:

1.1. Definitions.

“Agent” means the principal placement agent on an agented placement of Registrable Securities.

“Agreement” shall have the meaning set forth in the Preamble.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in New York, New York, United States of America, are required by law to be closed.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall mean the Class A Common Stock, par value $0.01 per share, of the Company, the Class B Common Stock, par value $0.01 per share, of the Company and the Class C Common Stock, par value $0.01 per share, of the Company.

“Company” shall have the meaning set forth in the Preamble.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Holder” shall mean the Investor and any Transferee of any Registrable Securities from a Holder, to the extent that such Transferee shall have been assigned rights under this Agreement in accordance with Section 7, in each case at such times as such Person shall own any Registrable Securities.

“Investor” shall have the meaning set forth in the Preamble.

“Person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or other agency or political subdivision thereof.

“Piggyback Registration” shall have the meaning set forth in Section 2.1(i).

“Purchase Agreement” shall have the meaning set forth in the Recitals.

“Register,” “registered,” and “registration” shall refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering by the Commission of effectiveness of such registration statement or document.

“Registrable Securities” shall mean, subject to Section 7: (i) the Shares acquired by the Investor pursuant to the conversion or exchange of the Investor’s Series A Preferred Stock, (ii) any shares of Common Stock or other securities of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange generally for, or in replacement by the Company generally of, such Shares (or other Registrable Securities); and (iii) any securities issued in exchange for Shares (or other Registrable Securities) in any merger, reorganization, consolidation, share exchange, recapitalization, restructuring or other comparable transaction of the Company; provided, however, that Registrable Securities shall not include (1) any securities which have theretofore been registered and sold pursuant to the Securities Act, or (2) at any time when the Investor is not, and has not for a period of at least three months been, an “affiliate” (as such term is defined in Rule 12b-2 under the Exchange Act) of the Company, any securities which may be immediately sold under Rule 144 under the Securities Act without volume or any other restrictions. For purposes of this Agreement, a Person will be deemed to be a holder of Registrable Securities whenever such Person has the then-exercisable right to acquire such Registrable Securities (by conversion, purchase or otherwise), whether or not such acquisition has actually been effected.

“Registrable Securities then outstanding” shall mean, with respect to a specified determination date, the Registrable Securities owned by all Holders on such date.

“Registration Expenses” shall have the meaning set forth in Section 5.1.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Selling Holders” shall mean, with respect to a specified registration pursuant to this Agreement, Holders of Registrable Securities whose Registrable Securities are included in such registration.

“Series A Preferred Stock” shall have the meaning set forth in the Recitals.

“Shares” shall have the meaning set forth in the Recitals.

“Shelf Registration” shall have the meaning set forth in Section 2.2(i).

“Shelf Registration Statement” shall have the meaning set forth in Section 2.2(i).

“Shelf Registration Termination Date” shall have the meaning set forth in Section 3.2.

“Shelf Takedown” shall have the meaning set forth in Section 2.2(iv).

“Transfer” shall mean the sale, conveyance, transfer, or other disposition of Registrable Securities.

“Underwriters’ Representative” shall mean the managing underwriter, or, in the case of a co-managed underwriting, the managing underwriter designated as the underwriters’ representative by the co-managers.

“Violation” shall have the meaning set forth in Section 6.1.

1.2. Usage.

(i) References to a Person (other than a natural person) are also references to its assigns and successors in interest (by means of merger, consolidation or sale of all or substantially all of the assets of such Person or otherwise, as the case may be).

(ii) References to Registrable Securities “owned” or “held” by a Holder shall include Registrable Securities beneficially owned by such Person but which are held of record in the name of a nominee, trustee, custodian, or other agent, but shall exclude shares of Common Stock held by a Holder in a fiduciary capacity for customers of such Person.

(iii) References to a document are to such document as amended, waived and otherwise modified from time to time and references to a statute or other governmental rule are to each such statute or rule as amended and otherwise modified from time to time (and references to any provision thereof shall include references to any successor provision).

(iv) References to Sections or to Schedules or Exhibits are to sections hereof or schedules or exhibits hereto, unless the context otherwise requires.

(v) The definitions set forth herein are equally applicable both to the singular and plural forms and the feminine, masculine and neuter forms of the terms defined.

(vi) The term “including” and correlative terms shall be deemed to be followed by “without limitation” whether or not followed by such words or words of like import.

(vii) The term “hereof” and similar terms refer to this Agreement as a whole.

(viii) The “date of” any notice or request given pursuant to this Agreement shall be determined in accordance with Section 12.3.

Section 2. Piggyback and Shelf Registration.

2.1. Piggyback Registration.

(i) If at any time when Holders own Registrable Securities, the Company determines to file with the Commission a registration statement (whether or not for its own account and including, for this purpose, a registration effected by the Company for shareholders of the Company other than the Holders) covering any securities that may be used to register Registrable Securities held by the Investor (other than pursuant to a registration statement on Form S-4 or S-8), or the Company proposes to effect a Shelf Takedown pursuant to an already effective registration statement, the Company shall promptly give each Holder of Registrable Securities written notice of such registration (a “Piggyback Registration”). Upon the written request of each Holder given within twenty (20) days following the date of such notice, the Company shall cause to be included in such registration statement and use its reasonable best efforts to be registered under the Securities Act all of the Registrable Securities that each such Holder shall have requested to be registered. The Company shall have the right to withdraw or cease to prepare or file any registration statement for any offering referred to in this Section 2.1 prior to the effectiveness of such registration statement or the completion of such a Shelf Takedown.

(ii) If the Underwriters’ Representative or Agent shall advise the Company in writing that, in its opinion, the amount of Registrable Securities requested to be included in such registration would materially adversely affect such offering, or the timing thereof, then the Company will include in such registration, to the extent of the amount and class which the Company is so advised can be sold without such material adverse effect on such offering: (A) first, all securities proposed to be sold by the Company for its own account; or, if such registration is being effected for the account of any securityholder of the Company pursuant to demand registration rights comparable to the rights granted in Section 2.2 below, all securities proposed to be sold by such securityholder, (B) second, if such registration is being effected for the account of any securityholder of the Company pursuant to demand registration rights comparable to the rights granted in Section 2.2 below, all securities proposed to be sold by the Company for its own account (C) third, the Registrable Securities requested to be included in such registration pursuant to this Section 2.1 and all other securities being registered pursuant to the exercise of contractual rights comparable to the rights granted in this Section 2.1; pro rata based on the amount of such securities then proposed to be sold by such Persons, and (D) fourth, all other securities requested to be included in such registration allocated in accordance with the priorities then existing among such Persons.

(iii) Each Holder shall be entitled to have Registrable Securities included in an unlimited number of Piggyback Registrations pursuant to this Section 2.1.

2.2. Shelf Registration and Takedowns.

(i) A Holder may request that the Company prepare and file with the Commission, and the Company shall, within thirty (30) days following such request, prepare and file with the Commission, a shelf registration statement on Form S-3 or any similar short-form or other appropriate registration statement that may be available at such time, which, if the Company is a “well-known seasoned issuer” (as such term is defined in Rule 405 of the Securities Act), shall be an “Automatic Shelf Registration Statement,” (as such term is defined in Rule 405 of the Securities Act) for the purpose of registering under the Securities Act (the “Shelf Registration Statement”) the offer and sale of all or a portion of the Registrable Securities by the Holders from time to time in accordance with the methods of distribution elected by such Holders and set forth in the Shelf Registration Statement (the “Shelf Registration”). The Shelf Registration Statement shall indicate that the Registrable Securities are to be offered and sold on a continuous basis pursuant to Rule 415 under the Securities Act.

(ii) If the Shelf Registration Statement is not automatically effective upon filing, the Company shall use its reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act as promptly as practicable after the filing thereof, but in any event not later than ninety (90) days following the date of the Holder’s request.

(iii) If prior to the Shelf Registration Termination Date, the number of Registrable Securities at any time exceeds the number of securities then registered for sale in the Shelf Registration Statement, the Company shall file as soon as practicable an additional Shelf Registration Statement covering the offer and sale by the Holders of not less than the number of such Registrable Securities.

(iv) The Holders shall be entitled, at any time and from time to time when there is an effective Shelf Registration Statement, to sell such Registrable Securities as are then registered pursuant to such Shelf Registration Statement in an underwritten offering if, based on the then-current market prices, the number of Registrable Securities included in such underwritten offering would yield gross proceeds of at least $10 million (each, a “Shelf Takedown”), but only upon not less than twenty (20) days prior written notice (which shall include the number of Registrable Securities proposed to be sold by the Holders) to the Company; provided, that the Holders shall only be entitled to a maximum of two (2) Shelf Takedowns under this Agreement and one (1) Shelf Takedown in any twelve (12)-month period. The Selling Holders shall give the Company prompt written notice of the consummation of a Shelf Takedown.

(v) If the Underwriters’ Representative or Agent shall advise the Company in writing (with a copy to each Selling Holder) that, in its opinion, the amount of

Registrable Securities requested to be included in such Shelf Takedown would materially adversely affect such offering, then the Company will include in such Shelf Registration, to the extent of the amount and class which the Company is so advised can be sold without such material adverse effect on such offering, (A) first, all of the Registrable Securities proposed to be sold by such Holder; (B) second, all securities proposed to be sold by the Company for its own account; (C) third, all securities required to be registered pursuant to the exercise of registration rights held by other Persons, pro rata based on the amount of such securities then proposed to be sold by such Persons and allocated in accordance with the priorities then existing among such Persons.

(vi) If any of the Registrable Securities are to be sold in a Shelf Takedown, the Company shall have the right to select the underwriters or Agent for each Shelf Takedown, subject to the reasonable approval of the Holders.

Section 3. Registration Procedures. Whenever required under Section 2 to effect the registration of any Registrable Securities, the Company shall take each of the actions set forth in this Section 3, as expeditiously as reasonably practicable.

3.1. In the case of any Piggyback Registration, the Company shall prepare and file with the Commission a registration statement with respect to such Registrable Securities and use the Company’s reasonable best efforts to cause such registration statement to become effective. With respect to either a Piggyback Registration or Shelf Registration, before filing a registration statement or prospectus or any amendments or supplements thereto, including documents incorporated by reference after the initial filing of the registration statement and prior to effectiveness thereof, the Company shall furnish to one (1) firm of counsel for the Selling Holders and, in the case of an underwritten or agented offering, one (1) firm of counsel for the underwriters or Agent, copies of all such documents in the form substantially as proposed to be filed with the Commission at least four (4) business days prior to filing for review and comment by such counsel.

3.2. With respect to either a Piggyback Registration or Shelf Registration, the Company shall prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act and rules thereunder with respect to the disposition of all of the securities covered by such registration statement. If the registration is for an underwritten offering, the Company shall amend the applicable registration statement or supplement the prospectus whenever required by the terms of the applicable underwriting agreement. Subject to Rule 415 under the Securities Act, if the registration statement is a Shelf Registration Statement, the Company shall amend the registration statement or supplement the prospectus so that it will remain current and in compliance with the requirements of the Securities Act for three (3) years after its effective date, provided, that in the case of the Shelf Registration, the Company shall be required to use its reasonable best efforts to keep the Shelf Registration Statement continuously effective under the Securities Act until such time as there are no Registrable Securities remaining (the “Shelf Registration Termination Date”), and if during such period any event or development occurs as a result of which the registration statement or prospectus contains a misstatement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading, the Company shall promptly notify each Selling Holder, amend the registration statement or supplement the prospectus so that each will thereafter comply with the Securities Act and furnish to each Selling Holder of Registrable Securities such amended or supplemented prospectus, which each such Holder shall thereafter use in the Transfer of Registrable Securities covered by such registration statement. Pending such amendment or supplement (and following written notice of the need therefor) each such Holder shall cease making offers or Transfers of Registrable Securities pursuant to the prior prospectus. In the event that any Registrable Securities included in a registration statement subject to, or required by, this Agreement remain unsold at the end of the period during which the Company is obligated to use its reasonable best efforts to maintain the effectiveness of such registration statement, the Company may file a post-effective amendment to the registration statement for the purpose of removing such Registrable Securities from registered status.

3.3. The Company shall furnish to each Selling Holder of Registrable Securities, without charge, such numbers of copies of the registration statement, any pre-effective or post-effective amendment thereto, the prospectus, including each preliminary prospectus and any amendments or supplements thereto, in each case in conformity with the requirements of the Securities Act and the rules thereunder, and such other related documents as any such Selling Holder may reasonably request in order to facilitate the disposition of Registrable Securities owned by such Selling Holder.

3.4. The Company shall use the Company’s reasonable best efforts (i) to register and qualify the securities covered by such registration statement under all applicable securities or blue sky laws of such states or jurisdictions as may be necessary to enable the Holders to offer and sell the Registrable Securities or as shall be reasonably requested by the Underwriters’ Representative or Agent, and (ii) to obtain the withdrawal of any order suspending the effectiveness of a registration statement, or the lifting of any suspension of the qualification (or exemption from qualification) of the offer and transfer of any of the Registrable Securities in any jurisdiction, as soon as practicable; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions in which it is not already so qualified or subject to service.

3.5. In the event of any underwritten or agented offering, the Company (and any other Person who wishes to include securities in such registration statement) shall enter into and perform its obligations under an underwriting or agency agreement (including indemnification and contribution obligations of underwriters or agents), in usual and customary form (including containing customary covenants, representations and warranties, including provision for delivery of customary legal and disclosure opinions, auditor’s comfort letters and closing documents), with the managing underwriter or underwriters of or agents for such offering along with such other customary documents and agreements as such underwriters or agents may request. Whether or not an underwriting agreement is entered into, the Company shall make such representations and warranties to the Selling Holders in form, substance and scope as are customarily made in connection with an offering of common stock or other equity securities pursuant to any appropriate agreement. The Company and any other Person who wishes to include securities in any Shelf Registration shall agree to sell its securities at the same price and on the same terms and conditions as the Selling Holders.

3.6. The Company shall promptly notify each Selling Holder of any comments by the Commission or any other governmental authority with respect to the registration statement or any requests for supplements or amendments thereto, or any stop order issued or threatened to be issued by the Commission in connection therewith, and shall take all reasonable actions required to respond as promptly as practicable to any such comment or request and to prevent the entry of such stop order or to remove it if entered, and shall promptly notify the Selling Holders when such action has been taken and such order has been removed.

3.7. The Company shall make generally available to the Holders, the underwriters or agents (if applicable) and their respective counsel copies of all of the periodic reports, proxy statements, and other information filed with the Commission or referred to in Section 9.1.

3.8. The Company shall make available for inspection by any Selling Holder, any underwriter or agent participating in such offering and the representatives of such Selling Holder and underwriters or agents (but not more than one firm of counsel to such Selling Holder), all financial and other information as shall be reasonably requested by them, and provide such Selling Holder, any underwriter or agent participating in such offering and the representatives of such Selling Holder and underwriters or agents the opportunity to discuss the business affairs of the Company with its principal executives and independent public accountants who have certified the audited financial statements included in such registration statement, in each case as reasonably necessary to enable them to exercise their due diligence responsibility under the Securities Act; provided, however, that information that the Company determines, in good faith, to be confidential and which the Company advises such Person in writing is confidential shall not be disclosed unless such Person signs a customary confidentiality agreement. If requested by the Selling Holders or the underwriters or agents in any underwritten or agented offering, the Company shall cause management to participate in a reasonable number of presentations of management and road shows.

3.9. The Company shall provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement.

3.10. The Company shall use all reasonable best efforts to cause the Registrable Securities covered by such registration statement (i) if the Common Stock is then listed on a securities exchange or included for quotation in a recognized trading market, to continue to be so listed or included for a reasonable period of time after the offering, and (ii) to be registered with or approved by such other United States or state governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the Selling Holders of Registrable Securities to consummate the disposition of such Registrable Securities.

3.11. The Company shall use the Company’s reasonable best efforts to provide a CUSIP number for the Registrable Securities prior to the effective date of the first registration statement including Registrable Securities.

3.12. The Company shall take such other actions as are reasonably requested in order to expedite or facilitate the disposition of Registrable Securities included in each such registration.

Section 4. Holders’ Obligations. In connection with the registration of Registrable Securities, each Selling Holder shall:

4.1. furnish to the Company such information regarding such Selling Holder, the number of the Registrable Securities owned by it and the intended method of disposition of such securities as shall be required to effect the registration of such Selling Holder’s Registrable Securities, and to cooperate with the Company in preparing such registration; and

4.2. in the case of a Piggyback Registration, agree to sell its Registrable Securities to the underwriters at the same price and on the same terms and conditions as the Company or the other Persons on whose behalf the registration statement was being filed have agreed to sell their securities, and to enter into and perform its obligations under an underwriting or agency agreement, in usual and customary form with the managing underwriter or underwriters of or agents for such offering, provided, that the Selling Holders shall not be required to make any representation or warranty or agree to any covenant that is more extensive or burdensome than those made by any other Person that is registering securities.

Section 5. Expenses of Registration. Expenses in connection with registrations pursuant to this Agreement shall be allocated and paid as follows:

5.1. The Company shall bear and pay all expenses incurred in connection with any registration, filing, or qualification of Registrable Securities for each Selling Holder (which right may be Transferred to any Person to whom Registrable Securities are Transferred as permitted by Section 7), including all registration, filing and Financial Industry Regulatory Authority, Inc. fees, all fees and expenses of complying with securities or blue sky laws, all word processing, duplicating and printing expenses, messenger and delivery expenses, the reasonable fees and disbursements of counsel for the Company, and of the Company’s independent public accountants, including the expenses of comfort letters required by or incident to such performance and compliance, and the reasonable fees and disbursements of one (1) firm of counsel for the Selling Holders of Registrable Securities (the “Registration Expenses”), but excluding underwriting discounts and commissions relating to Registrable Securities (which shall be paid on a pro rata basis by the Selling Holders).

5.2. Any failure of the Company to pay any Registration Expenses as required by this Section 5 shall not relieve the Company of its obligations under this Agreement.

Section 6. Indemnification; Contribution. If any Registrable Securities are included in a registration statement under this Agreement:

6.1. To the extent permitted by applicable law, the Company shall indemnify and hold harmless each Selling Holder, each underwriter or Agent in any underwritten or agented offering, each Person, if any, who controls such Selling Holder, underwriter or Agent within the meaning of the Securities Act, and each officer, director, partner and employee, of such Selling Holder, underwriter, Agent and such controlling Persons, against any and all losses, claims, damages, liabilities and expenses (joint or several), including attorneys’ fees and disbursements and expenses of investigation, incurred by such party pursuant to any actual or threatened action, suit, proceeding or investigation, or to which any of the foregoing Persons may become subject under the Securities Act, the Exchange Act or other federal or state laws, insofar as such losses, claims, damages, liabilities and expenses arise out of or are based upon any of the following statements, omissions or violations (collectively, a “Violation”):

(i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or prospectus, including any preliminary prospectus or final prospectus or any “issuer free writing prospectus” as such term is defined in Rule 433 under the Securities Act, or any amendments or supplements thereto; or

(ii) the omission or alleged omission to state in any such registration statement or prospectus, including any preliminary prospectus or final prospectus or “issuer free writing prospectus”, or any amendments or supplements thereto, a material fact required or allegedly required to be stated therein, or necessary or allegedly necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

provided, however, that the indemnification required by this Section 6.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or expense if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or expense solely to the extent that it arises out of or is based upon (x) a Violation which occurs in reliance upon and in conformity with written information furnished to the Company by the indemnified party for use in connection with such registration, or (y) the failure of any person entitled to indemnification hereunder to deliver or make available to a purchaser of Registrable Securities (to the extent required by law), a copy of any registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto (if the same was required by applicable law to be delivered or made available), provided, that the Company shall have timely delivered to the applicable Selling Holder such registration statement, including such preliminary prospectus or final prospectus contained therein and any amendments or supplements thereto. The Company shall also indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers, directors, agents and employees and each person who controls such persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the same extent as provided above with respect to the indemnification of the Selling Holders.

6.2. To the extent permitted by applicable law, each Selling Holder shall indemnify and hold harmless the Company, each of its directors, each of its officers who shall have signed the registration statement, each Person who controls the Company within the meaning of the Securities Act, each underwriter or Agent in any underwritten or agented offering and each Person who controls such underwriter or Agent within the meaning of the Securities Act, and each officer, director, partner and employee of such underwriter or Agent or such controlling Person, against any and all losses, claims, damages, liabilities and expenses (joint and several), including attorneys’ fees and disbursements and expenses of investigation, incurred by such party pursuant to any actual or threatened action, suit, proceeding or investigation, or to which any of the foregoing Persons may otherwise become subject under the Securities Act, the Exchange Act or other federal or state laws, insofar as such losses, claims, damages, liabilities and expenses arise out of or are based upon any Violation, in each case solely to the extent that such Violation occurs in reliance upon and in conformity with written information furnished by such Selling Holder or its Representatives or controlling persons expressly for use in connection with such registration; provided, however, that (x) the indemnification required by this Section 6.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or expense if settlement is effected without the consent of the relevant Selling Holder of Registrable Securities, which consent shall not be unreasonably withheld, conditioned or delayed, and (y) in no event shall the amount of any indemnity under this Section 6.2 exceed the gross proceeds from the applicable offering received by such Selling Holder.

6.3. Promptly after receipt by an indemnified party under this Section 6 of notice of the commencement of any action, suit, proceeding, investigation or threat thereof made in writing for which such indemnified party may make a claim under this Section 6, such indemnified party shall deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly given notice, to assume the defense thereof with counsel reasonably satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain separate counsel in any such action, claim or proceeding and to participate in the defense thereof, provided, that the indemnified party shall be responsible for its own fees and disbursements and expenses unless representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding (in which case the indemnifying party shall pay such fees and disbursements and expenses of the indemnified party and shall not have the right to assume the defense of such action, claim or proceeding on behalf of such indemnified party). The failure to deliver written notice to the indemnifying party within a reasonable time following the commencement of any such action, if and only to the extent prejudicial to the indemnifying party, shall relieve such indemnifying party of any liability to the indemnified party under this Section 6 to the extent of such prejudice. Notwithstanding the foregoing, the indemnified party will have the absolute right to conduct and control, through counsel of its choosing (with the fees and disbursements and expenses to be paid by the indemnifying party) the defense, compromise and settlement of any such action, claim or proceeding if the indemnifying party does not elect to assume control of the defense within thirty (30) days after receiving notice thereof; provided, that the indemnifying party shall be permitted to participate in the defense thereof with its own counsel and at its own expense. No indemnifying party shall be liable to an indemnified party for any settlement of any action, proceeding or claim without the written consent of the indemnifying party, which consent shall not be unreasonably withheld, conditioned or delayed. No indemnifying party shall consent to any settlement of any action, proceeding or claim without the written consent of the indemnifying party, which consent shall not be unreasonably withheld, conditioned or delayed, that does not include the giving to such indemnified party of an unconditional release from all liability in respect of such action, proceeding or claim or that requires an admission of wrongdoing by any indemnified party.

6.4. If the indemnification required by this Section 6 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to in this Section 6:

(i) The indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions that resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any Violation has been committed by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such Violation. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 6.1 and Section 6.2, any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

(ii) The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6.4 were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in Section 6.4(i). No Person that is guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

6.5. If indemnification is available under this Section 6, the indemnifying parties shall indemnify each indemnified party to the full extent provided in this Section 6 without regard to the relative fault of such indemnifying party or indemnified party or any other equitable consideration referred to in Section 6.4.

6.6. The obligations of the Company and the Selling Holders of Registrable Securities under this Section 6 shall survive the completion of any offering of Registrable Securities pursuant to a registration statement under this Agreement, and otherwise until the expiration of the applicable statute of limitations.

Section 7. Transfer of Registration Rights. All rights of a Holder with respect to Registrable Securities pursuant to this Agreement may be Transferred by such Holder to any other Person in connection with the Transfer of Registrable Securities to such Person, in all cases, if and only if (x) any such Transferee that is not a party to this Agreement shall have executed and delivered to the Secretary of the Company a properly completed agreement substantially in the form of Exhibit A, and (y) the Transferor shall have delivered to the Secretary of the Company, no later than fifteen (15) days following the date of the Transfer, written notification of such Transfer setting forth the name of the Transferor, name and address of the Transferee, and the number of Registrable Securities that shall have been so Transferred.

Section 8. Holdback. Each Holder entitled pursuant to this Agreement to have Registrable Securities included in a Piggyback Registration statement prepared pursuant to

Section 2.1 of this Agreement, and each of the Company and any other Person who requests the inclusion of securities in any Shelf Registration, if so requested by the Underwriters’ Representative or Agent in connection with an offering of any Registrable Securities, shall not effect any public sale or distribution of shares of Common Stock or any securities convertible into or exchangeable or exercisable for shares of Common Stock, including a sale pursuant to Rule 144 under the Securities Act (except as part of such underwritten or agented registration), during the fifteen (15)-day period prior to, and up to ninety (90)-day period beginning on (but in any event not longer than the period applicable to the Company’s directors and executive officers who are required by the Underwriters’ Representative or Agent to be subject to similar restrictions), the date such registration statement is declared effective under the Securities Act by the Commission; provided, that such Holder is timely notified of such effective date in writing by the Company or such Underwriters’ Representative or Agent. In order to enforce the foregoing covenant, the Company shall be entitled to impose stop-transfer instructions with respect to the Registrable Securities until the end of such period.

Section 9. Covenants.

9.1. The Company shall file as and when applicable, on a timely basis, all reports required to be filed by it under the Exchange Act. If the Company is not required to file reports pursuant to the Exchange Act, upon the request of any Holder of Registrable Securities, the Company shall make publicly available the information specified in subparagraph (c)(2) of Rule 144 of the Securities Act, and take such further action as may be reasonably required from time to time and as may be within the reasonable control of the Company, to enable the Holders to Transfer Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act or any similar rule or regulation hereafter adopted by the Commission.

9.2. The Company shall be entitled, upon written notice to the Holders, to postpone (but not more than once in any fiscal year) for a reasonable period not in excess of ninety (90) calendar days, the filing or initial effectiveness of, or suspend the use of, a Piggyback Registration statement or a Shelf Registration Statement if the Company delivers to the Selling Holders a certificate signed by an executive officer of the Company certifying that in the good faith judgment of such officer such registration, offering or use would reasonably be expected to materially and adversely affect or to materially interfere with any material financing of the Company or any material transaction under consideration by the Company or would require the disclosure of information that has not been, and is not otherwise required to be, disclosed to the public, the premature disclosure of which would materially and adversely affect the Company. No postponement or suspension shall apply during any period in which the directors and executive officers of the Company are not also generally prohibited from selling shares of Common Stock (other any sales made pursuant to 10b5-1 plans then in existence). The Holders shall maintain in confidence the existence and content of such notice or certificate. Notwithstanding anything to the contrary in this Section 9.2, no such suspension notice may be given from the time of the first bona fide offer of Registrable Securities pursuant to a registration hereunder as long as a prospectus is required to be delivered in respect of such offer under the Securities Act.

9.3. The Company has not granted, and shall not grant, to any Person any registration rights that are inconsistent with the provisions of this Agreement.

Section 10. Amendment, Modification and Waivers; Further Assurances.

(i) This Agreement may be amended with the consent of the Company and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company shall have obtained the written consent of the Investor to such amendment, action or omission to act.

(ii) No waiver of any terms or conditions of this Agreement shall operate as a waiver of any other breach of such terms and conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof. No written waiver hereunder, unless it by its own terms explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provisions being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance with such provision.

(iii) Each of the parties hereto shall execute all such further instruments and documents and take all such further action as any other party hereto may reasonably require in order to effectuate the terms and purposes of this Agreement.

Section 11. Assignment; Benefit. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, assigns, executors, administrators or successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by the Company or Investor without the prior written consent of the other; provided, however, that Investor may assign all of its rights, interests and obligations hereunder to an affiliate of Investor in connection with the Transfer of all of its shares of Series A Preferred Stock pursuant to the terms thereof. A Holder may Transfer its rights hereunder to a successor in interest to the Registrable Securities owned by such assignor as permitted by Section 7.

Section 12. Miscellaneous.

12.1. Governing Law. This Agreement and all disputes, claims or controversies relating to, arising out of, or in connection with this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York(including in respect of the statute of limitations or other limitations period applicable to any claim, controversy or dispute hereunder) without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws rules of the State of New York. Each party irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by the other party or its successors or assigns shall be brought and determined in any State or Federal court sitting in the State of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or Federal court), and each party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each party agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each party further agrees that notice as provided herein shall constitute sufficient service of process and each party further waives any argument that such service is insufficient. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

12.2. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

12.3. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile (subject to written confirmation of receipt by the recipient) or registered or certified mail (postage prepaid, return receipt requested) to the address specified on Schedule 1 to this Agreement or in the relevant agreement in the form of Exhibit A whereby such party became bound by the provisions of this Agreement. Notice to the Company or to Lincoln may be sent via email, and shall be deemed to have been given upon the acknowledgement of the recipient, addressed: if to the Company, to Andrew Sutor at asutor@entercom.com; if to Lincoln, to Charles Brawley at Charles.Brawley@lfg.com.

12.4. Entire Agreement; Integration. This Agreement supersedes all prior agreements hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof, other than the Purchase Agreement and the Confidentiality Agreement (as defined in the Purchase Agreement).

12.5. Injunctive Relief. The parties hereto agree that irreparable damage to the parties would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that any party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without bond or other security being required, this being in addition to any other remedy to which such party is entitled at law or in equity.

12.6. Section Headings. Section headings are for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

12.7. Counterparts. This Agreement may be executed and delivered (including by email or facsimile transmission) in one (1) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one (1) and the same agreement.

12.8. Severability. If any term or other provision of this Agreement is deemed by any court to be violative of law or public policy and therefore invalid, illegal or incapable of being enforced, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

12.9. Filing. A copy of this Agreement and of all amendments thereto shall be filed at the principal executive office of the Company with the corporate recorder of the Company.

12.10. Termination. This Agreement may be terminated at any time by a written instrument signed by the parties hereto. Unless sooner terminated in accordance with the preceding sentence, this Agreement (other than Section 6 hereof) shall terminate in its entirety on such date following the issuance of the Shares upon the conversion of the Series A Preferred Stock as there shall be no Registrable Securities then outstanding, provided, that any shares of Common Stock previously subject to this Agreement shall not be Registrable Securities following the sale of any such shares in an offering registered pursuant to this Agreement.

12.11. Attorneys’ Fees. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys’ fees (including any fees incurred in any appeal) in addition to its costs and expenses and any other available remedy.

12.12. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first written above.

ENTERCOM COMMUNICATIONS CORP.

By:	/s/ Andrew P. Sutor, IV
	Name:	Andrew P. Sutor, IV
	Title:	Senior Vice President/General Counsel

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

By:	/s/ Jeffrey Coutts
	Name:	Jeffrey Coutts
	Title:	SVP, Treasurer

[Signature Page to Registration Rights Agreement]

Schedule 1

Address for Notices

Notice to the Company

Entercom Communications Corp.

401 City Avenue, Suite 809

Bala Cynwyd, PA 19004

Facsimile:	(610) 660-5662
Attention:	Andrew Sutor,
Senior Vice President and General Counsel

with a copy to:

Latham & Watkins LLP

330 N. Wabash St., Suite 2800

Chicago, IL 60611

Facsimile:	(312) 993-9767
Attention:	Zachary A. Judd

Notice to the Investor

Lincoln National Corporation

Legal Dept. – Contract Law

150 N. Radnor Chester Road

Radnor, PA 19087

Facsimile:	(484) 583-8141
Attention:	Vice President – Contract Law

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Facsimile:	(212) 403-2000
Attention:	Nicholas G. Demmo

S-1

EXHIBIT A

to

Registration

Rights Agreement

AGREEMENT TO BE BOUND

BY THE REGISTRATION RIGHTS AGREEMENT

The undersigned, being the transferee of                  shares of Class A common stock, par value $0.01 per share (the “Registrable Securities”), of Entercom Communications Corp., a Pennsylvania corporation (the “Company”), as a condition to the receipt of such Registrable Securities, acknowledges that matters pertaining to the registration of such Registrable Securities are governed by the Registration Rights Agreement dated as of July 16, 2015, initially among the Company and The Lincoln National Life Insurance Company referred to therein (the “Agreement”), and the undersigned hereby (1) acknowledges receipt of a copy of the Agreement, and (2) agrees to be bound as a Holder by the terms of the Agreement, as the same has been or may be amended from time to time.

Agreed to this      day of             ,         .

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*	Include address for notices.

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